Exhibit 99.2

Fourth Quarter and Full Year 2014 Earnings Conference Call
Prepared Remarks

About the Prepared Remarks
The following commentary is provided by management and should be read in conjunction with Ameresco’s fourth quarter and full year 2014 earnings press release. These remarks represent management’s current views on the Company’s financial and operational performance and outlook and are provided to give investors and analysts further insight into our performance in advance of the earnings call. With respect to the non-GAAP financial measures contained in these prepared remarks, a discussion of and a reconciliation between GAAP and non-GAAP results and guidance is provided at the end of these remarks.

Earnings Conference Call and Webcast
Ameresco will hold its earnings conference call today, March 5, at 8:30 a.m. ET to discuss fourth quarter and full year 2014 results, business outlook and strategy, to be followed by questions and answers. Participants may access it by dialing domestically 877.359.9508 or internationally 224.357.2393. The passcode is 88339190. Participants are advised to dial into the call at least ten minutes prior to register. A live, listen-only webcast of the conference call will also be available over the Internet. Individuals wishing to listen can access the call through the “Investor Relations” section of the Company’s website at www.ameresco.com. If you are unable to listen to the live call, an archived webcast will be available on the Company’s website for one year.

Safe Harbor Statement
Any statements in these remarks or on the ensuing conference call about future expectations, plans and prospects for Ameresco, Inc., including statements about market conditions, pipeline and backlog, as well as estimated future revenues and net income, and other statements containing the words “projects,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the timing of, and ability to, enter into contracts for awarded projects on the terms proposed; the timing of work we do on projects where we recognize revenue on a percentage of completion basis, including the ability to perform under recently signed contracts without unusual delay; demand for our energy efficiency and renewable energy solutions; our ability to arrange financing for our projects; changes in federal, state and local government policies and programs related to energy efficiency and renewable energy; the ability of customers to cancel or defer contracts included in our backlog; the effects of our recent acquisitions; seasonality in construction and in demand for our products and services; a customer’s decision to delay our work on, or other risks involved with, a particular project; availability and costs of labor and equipment; the addition of new customers or the loss of existing customers; and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the U.S. Securities and Exchange Commission on March 17, 2014. In addition, the forward-looking statements included in these prepared remarks represent our views as of the date of these prepared remarks. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of these prepared remarks.

Use of Non-GAAP Financial Measures
These prepared remarks and the accompanying tables include references to adjusted EBITDA and adjusted cash from operations, which are non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses them, please see the section at the end of these prepared remarks titled “Explanation of Non-GAAP Financial Measures”. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure prepared in accordance with GAAP, please see the sections at the end of these prepared remarks titled “GAAP to Non-GAAP Reconciliations” and “Non-GAAP Financial Guidance”.

Opening Remarks
We are pleased with the great progress that we made in 2014. We delivered revenues toward the high end of our 2014 guidance range, net income within our range and we achieved year-over-year growth for both metrics for the first time since full year 2011, indicating signs of recovery and improvement.

Revenues increased 3% year-over-year to $593.2 million. Project revenues were $388.3 million, which was flat year-over-year. In 2013, project revenues included $33 million in revenue related to the sale of six solar assets. In 2014, we made the strategic decision to develop similar projects for our own asset portfolio and there were no significant comparable project revenues as a result. Excluding the sale of the six solar assets in 2013, organic project revenues increased 8% year-over-year. Revenues from other service offerings increased 10% year-over-year. We also experienced strong revenue growth in the U.S. Federal and Small-Scale Infrastructure segments.

Solid financial results benefited from better execution and stronger gross margins. Full year 2014 gross margin increased to 19.7% from 18.0% last year, which is more in line with our expectations. Better profitability benefited from a favorable mix of higher margin projects and offerings. Full year 2014 operating income nearly doubled and adjusted EBITDA increased 29% year-over-year, despite increased operating expenses from acquisitions and restructuring charges. Assuming a 25% effective tax rate for both 2013 and 2014, 2014 net income would have more than doubled year-over-year. We also took the opportunity to address operating efficiencies in the first and second quarters, as well as an additional restructuring in the fourth quarter to reduce our fixed cost base even further.

As discussed on previous earnings calls, market conditions in Canada have been challenging since the 2011 federal elections. We have been fine-tuning Canada since. The lack of visible progress was disappointing. As a result, we decided to make a leadership change and conduct a strategic review designed to align the Canada segment with the market opportunity. During the strategic review, we identified the following market opportunities: provinces that continue to support energy efficiency projects; mandates that act as drivers across several provinces; an expectation of increased activity within federal programs; and ongoing solar programs. Next, we restructured and realigned our organization during the fourth quarter to focus on the market opportunities identified during the strategic review.

While we are expecting a revenue decline for Canada in 2015, we believe we have positioned that segment to return to profitability. We remain committed to Canada.

Contracted backlog at December 31, 2014 increased 7% year-over-year to $386.2 million. We signed an additional phase at the Savannah River Site for $38 million in the fourth quarter.
Expected 2015 revenue from 2014 year-end fully-contracted backlog, or 12-month backlog, increased 42% year-over-year, providing greater confidence in our outlook for 2015.

Awarded backlog at December 31, 2014 was $853.8 million. Assets in development, which represents the potential design/build project value of small-scale renewable energy plants that have been awarded or for which we have secured development rights, was $140.5 million as of December 31, 2014. In 2013, we demonstrated that selling renewable energy projects was a scalable model, which led to $33 million in incremental revenue in the fourth quarter at a gross margin that was below our traditional energy services gross margins. During 2014, we determined that owning small-scale renewable energy projects should provide better long-term economics. When we own renewable energy assets, we recognize recurring long-term revenue over the life of the assets and the EBITDA margins are expected to be much more attractive. During the year, we removed approximately $85 million of renewable energy projects from awarded projects within total construction backlog and have added those projects to assets in development.

Solar assets are a key component of our strategy to keep more of the renewable energy assets that we develop for our own portfolio and represent a majority of assets in development. As of December 31, 2014, we had a solar asset portfolio of approximately 11 megawatts (MWs). We have identified a total development opportunity of 86 MWs, of that, there are 20 MWs of assets in development that are expected to go into operation in 2015, and 18 MWs of assets in development that are expected to go into operation after 2015.

We believe that favorable industry trends will continue to be a driver of attractive market opportunities for distributed generation.

In 2014, we renewed our focus on developing integrated projects that highlight our unique technical expertise, while demonstrating that energy savings can be great economic drivers for projects when combining energy efficiency and renewable energy conservation measures. Two examples are the self-funded, building-mounted airport energy generation and demand reduction project at the Minneapolis-St. Paul International Airport, and the General Services Administration (GSA) deep energy retrofit project, which is expected to generate 60% in energy savings.

We are very pleased with the acquisition we made in the U.K. during the third quarter. It confirms our thoughts regarding how to successfully approach the C&I market. The team targets two C&I customer segments: retail and industrial. They establish a sustainability partnership with their customer and then design, develop and implement projects that help their customers achieve their goals. Within the retail segment, implementations include energy efficiency measures; whereas, for industrial customers, the focus is on distributed generation. It is a very targeted approach that focuses on building long-term customer relationships that lead to multiple projects and add-on services. We believe that customer relationship building and greater penetration within existing customers is the key to C&I growth in the U.S. market as well.

Ameresco expects to earn total revenue in the range of $610 million to $640 million in 2015. The Company also expects adjusted EBITDA for 2015 to be in the range of $43 million to $48 million and net income per diluted share to be in the range of $0.16 to $0.24. Our assumptions for 2015 guidance are as follows:

•	Project revenues from contracted backlog of approximately $310 million;

•	Project revenues from awarded projects and proposals in the range of $100 million to $120 million;

•	The remainder of revenues from all other service offerings;

•	Gross margin in the range of 19-20%;

•	Operating expenses as a percentage of revenue of 16-17%;

•	An effective income tax rate of 25% using the mid-point of our guidance range; and

•	Weighted average common shares outstanding of 47 million.

Fourth Quarter and Full Year 2014 Financial Performance
Our reportable segments are as follows: U.S. Regions, U.S. Federal, Canada and Small-Scale Infrastructure. Revenues and expenses not allocated to reportable segments are presented as All Other.

Revenues for the fourth quarter of 2014 increased 3% to $181.1 million from $176.1 million in 2013. A $21.6 million revenue increase from the U.S. Federal and Small-Scale Infrastructure segments and All Other was partially offset by a $16.7 million decrease in project revenues from the U.S. Regions and Canada segments. Revenues from acquisitions were $4.8 million in the fourth quarter of 2014.

Full year 2014 revenues increased 3% to $593.2 million from $574.2 million in 2013. A $59.2 million revenue increase from the U.S. Federal, Canada and Small-Scale Infrastructure segments and All Other was partially offset by a $40.0 million decrease in project revenues from the U.S. Regions segment. Revenues from acquisitions were $9.7 million in 2014.

Project revenues were $388.3 million for the full year 2014, which was flat year-over-year. As mentioned above, project revenues demonstrated signs of stabilization and recovery in 2014. We expect project revenues to increase in the range of 8-11% in 2015.

Revenues from other service offerings includes the Small-Scale Infrastructure segment, operations and maintenance (O&M) from the U.S. Regions, U.S. Federal and Canada segments, and All Other, which includes integrated-PV, Enterprise Energy Management (EEM) and consulting services. Full year 2014 revenues from other service offerings increased 10% year-over-year to $204.9 million. We expect revenues from other service offerings to be flat to slightly up in 2015. Please see additional details about each offering below.

The Small-Scale Infrastructure segment includes small-scale renewable energy plants that we have designed and developed for our own portfolio, which consists of LFG, wastewater to energy and solar facilities.

Full year revenue from the Small-Scale Infrastructure segment increased by 29% year-over-year. The increase was related to the new renewable energy plants placed into operation during the first half of 2014 and the sale during the third quarter of Renewable Energy Certificates (RECs) for assets that we own. We expect Small-Scale Infrastructure revenue to increase in the range of 5-7% in 2015.

Integrated-PV product revenue is included in All Other. Full year integrated-PV revenue increased 7% year-over-year. Strong performance in the first and fourth quarters more than offset a slowdown in the second and third quarters related to availability of supply. We expect integrated-PV revenues to increase in the range of 5-7% in 2015.

O&M product revenue includes operations and maintenance activities from the following segments: U.S. Regions, U.S. Federal, and Canada. Full year O&M revenue increased 3% year-over-year due to new O&M contracts for U.S. Federal customers and contract renewals for existing customers. We expect O&M revenue to be flat in 2015.

Gross margin for fourth quarter 2014 was 20.1%, compared to 16.1% in 2013. Gross margin for the full year 2014 was 19.7%, compared to 18.0% a year ago. 2014 gross margin was in line with our expectations and benefited from a favorable mix of higher margin projects and service offerings.

Operating expenses for the fourth quarter were $29.5 million, compared to $25.3 million in 2013. As indicated on our third quarter earnings conference call, we were expecting our quarterly run rate to increase by $2 million going forward, which implied that we were expecting approximately $26-27 million in operating expenses for the fourth quarter. Operating expenses were higher than we had originally indicated primarily due to $1 million in restructuring charges in Canada in the fourth quarter and a $1.7 million reversal of capitalized project development costs.

Fourth quarter 2014 operating income increased to $6.9 million from $3.0 million in 2013. The improvement in operating income was driven by increases in both revenues and gross margin.

Full year 2014 operating expenses were $103.8 million, compared to $96.7 million in 2013. On our third quarter earnings conference call, we had implied operating expenses of approximately $100-101 million for the full year due to acquisitions. Full year 2014 included a total of approximately $2 million in restructuring charges for the first, second and fourth quarters. The restructuring charges resulted in more than $2 million in permanent savings, which we have reinvested in future growth opportunities and acquisitions.

Full year 2014 operating income increased to $13.2 million from $6.6 million in 2013. The full year improvement in operating income was driven by both increases in revenues and gross margin.

Fourth quarter 2014 adjusted EBITDA, a non-GAAP financial measure, increased to $13.2 million from $8.7 million a year ago. Full year 2014 adjusted EBITDA increased to $38.5 million from $29.9 million a year ago. The year-over-year increases in adjusted EBITDA were primarily related to improvements in operating income.

Fourth quarter 2014 net income was $8.7 million, compared to $1.6 million in 2013. The year-over-year improvement in net income was due to the reasons stated above as well as an income tax benefit related to investment tax credits for new renewable energy assets placed into operation during 2014.

Fourth quarter 2014 net income per diluted share was $0.18, compared to $0.03 for 2013.

Full year 2014 income before tax increased to $6.3 million from $2.8 million a year ago. A $10.3 million increase in income before tax from the U.S. Regions, U.S. Federal and Small-Scale Infrastructure segments and All Other was partially offset by an income before tax decline of $4.8 million in the Canada segment. As discussed above, Canada segment performance has been a challenge; however, we believe we have positioned it to return to profitability in 2015.

Full year 2014 net income was $10.4 million, compared to $2.4 million in 2013. The year-over-year improvement in net income was due to the reasons stated above.

Full year 2014 net income per basic and diluted share was $0.22, compared to $0.05 in 2013.

We had an income tax benefit of $3.6 million for the fourth quarter and $4.1 million for the full year 2014. This was in line with our expectations due to investment tax credits mentioned above.

Adjusted cash from operations, a non-GAAP financial measure, was $51.4 million, which includes $51.2 million in proceeds from Federal Energy Savings Performance Contract (ESPC) projects, compared to $20.6 million of adjusted cash used in operations in 2013.

We invested $10.1 million in renewable energy project assets in the fourth quarter and $26.7 million for full year 2014 that we plan to own and operate. We expect to invest $75-90 million related to assets in development in 2015, the majority of which we expect to finance using tax equity financing. We are close to executing a sale/leaseback facility with a commercial bank. We are also in discussions with several other lenders, which we expect to provide additional tax equity financing.

We invested $13.9 million in acquisitions in 2014.

At the end of the 2014, we had $5.0 million outstanding on the revolver portion of our senior secured credit facility.

We started 2014 with $362 million in fully contracted backlog. Of that, $217 million was converted to revenue during 2014. In addition, $171 million from pipeline converted to fully contracted backlog and contributed to revenue during 2014.

We ended the fourth quarter with a fully-contracted backlog of $386.2 million, which was an increase of 7% year-over-year. During the fourth quarter, we converted $114 million of awards to signed contracts and project revenues from backlog was approximately $130 million. The weighted average conversion time of an awarded project to a signed contract for contracts signed in the fourth quarter was 15 months, compared to 12 months a year ago. The average size for projects signed in the fourth quarter was approximately $5 million, compared to $4 million in the third quarter. The weighted average conversion time for the full year was 16 months, compared to 14 months a year ago. We expect the weighted average conversion times to remain in the 12-18 month range.

Awarded backlog in the fourth quarter was $853.8 million. Newly awarded projects for the fourth quarter were $113 million, and awarded projects that converted to signed contracts were $114 million. In addition, during the fourth quarter we removed approximately $68 million of projects that were previously included in total construction backlog under awarded projects; an additional $17 million that were previously removed earlier in 2014. Both amounts are now included in our new metric, assets in development. We also removed $115 million of projects we determined were not likely to move forward. Over $40 million was related to two housing authority projects, which typically have a much longer conversion time than other projects. These two projects had been in our awarded backlog for nearly five years. Excluding the housing authority projects, the remaining nearly $75 million removed from awarded backlog was less than 10% of our awarded backlog as of December 31, 2014. We believe our conversion rate will remain at or above our 90% historical conversion rate.

Closing Remarks
We are pleased with 2014. It was a year of recovery and improvement. We improved financial results and made great progress from a strategic point of view. We decided to keep more of the solar assets we develop for our own portfolio, which is expected to provide much better economics over the long-term. We renewed our focus on developing integrated projects that highlight our unique technical expertise. Finally, we expanded our value-added service capabilities in the U.K. for local and multinational C&I customers.

We have remained confident about long-term industry fundamentals throughout. Due to 2014 progress and 2015 expectations, we have also gained confidence regarding near-term industry fundamentals. We anticipate that our traditional U.S. energy services segments will experience broad-based revenue growth in 2015 and are on a path to achieve growth rates that are within current industry expectations. We are pleased that we have a positive outlook for 2015 and that our guidance reflects modest revenue growth and the potential for a strong improvement in EBITDA.

Fourth Quarter Revenues by Segment

Revenues by Segment
(in thousands)
Three Months Ended December 31,
	2014	2013
U.S. Regions	$90,044	$100,207
U.S. Federal	37,612	25,626
Canada	12,449	18,952
Small-Scale Infrastructure	12,728	10,064
All Other & Unallocated Corporate Activity	28,228	21,285
Total Revenues	$181,061	$176,134

Full Year Segment Performance

Performance by Segment
(in thousands)
Year Ended December 31,
	Revenues	Other expense, net	Depreciation and intangible asset amortization	Income (loss) before taxes
2014
U.S. Regions	$274,338	—	$1,308	$25,846
U.S. Federal	99,986	—	1,178	10,489
Canada	70,492	2,384	1,288	(7,838)
Small-Scale Infrastructure	52,037	4,218	12,858	6,090
All Other	96,388	—	4,275	(208)
Unallocated corporate activity	—	257	1,922	(28,087)
Total Consolidated	$593,241	$6,859	$22,829	$6,292
2013
U.S. Regions	$314,339	—	$2,071	$22,408
U.S. Federal	70,452	—	1,053	6,430
Canada	68,797	1,321	1,687	(3,043)
Small-Scale Infrastructure	40,388	2,590	10,478	4,365
All Other	80,195	—	3,145	(1,281)
Unallocated corporate activity	—	(38)	2,041	(26,120)
Total Consolidated	$574,171	$3,873	$20,475	$2,759

GAAP to Non-GAAP Reconciliation
Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA):
(in thousands)
Three Months Ended December 31,
	2014	2013
Operating income	$6,930	$3,042
Depreciation, amortization of intangible assets and impairment	5,906	4,970
Stock-based compensation	385	674
Adjusted EBITDA	$13,221	$8,686
Adjusted EBITDA margin	7.3%	4.9%

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA):
(in thousands)
Year Ended December 31,
	2014	2013
Operating income	$13,151	$6,632
Depreciation, amortization of intangible assets and impairment	22,829	20,475
Stock-based compensation	2,493	2,799
Adjusted EBITDA	$38,473	$29,906
Adjusted EBITDA margin	6.5%	5.2%
Adjusted Cash From Operations

Adjusted cash from operations:
(in thousands)
Three Months Ended December 31,
	2014	2013
Cash flows from operating activities	$12,347	$(15,305)
Plus: proceeds from Federal ESPC projects	18,279	18,627
Adjusted cash from operations	$30,626	$3,322

Adjusted cash from operations:
(in thousands)
Year Ended December 31,
	2014	2013
Cash flows from operating activities	$254	$(60,609)
Plus: proceeds from Federal ESPC projects	51,165	40,010
Adjusted cash from operations	$51,419	$(20,599)

Non-GAAP Financial Guidance

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA):
(in thousands)
Year Ended December 31, 2015
	Low	High
Operating income	$17,700	$22,700
Depreciation and amortization of intangible assets	23,300	23,300
Stock-based compensation	2,000	2,000
Adjusted EBITDA	$43,000	$48,000
Adjusted EBITDA margin	7.0%	7.5%

Explanation of Non-GAAP Financial Measures
We use the non-GAAP financial measures defined and discussed below to provide investors and others with useful supplemental information to our financial results prepared in accordance with GAAP. These non-GAAP financial measures should not be considered as an alternative to any measure of financial performance calculated and presented in accordance with GAAP. For a reconciliation of these non-GAAP measures to the most directly comparable financial measures prepared in accordance with GAAP, please see GAAP to non-GAAP Reconciliation and Non-GAAP Financial Guidance in the tables above.

We understand that, although measures similar to these non-GAAP financial measures are frequently used by investors and securities analysts in their evaluation of companies, they have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for the most directly comparable GAAP financial measures or an analysis of our results of operations as reported under GAAP. To properly and prudently evaluate our business, we encourage investors to review our GAAP financial statements included above, and not to rely on any single financial measure to evaluate our business.

Adjusted EBITDA
We define adjusted EBITDA as operating income before depreciation, amortization of intangible assets, impairment of goodwill and stock-based compensation expense. We believe adjusted EBITDA is useful to investors in evaluating our operating performance for the following reasons: adjusted EBITDA and similar non-GAAP measures are widely used by investors to measure a company's operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, capital structures and the methods by which assets were acquired; securities analysts often use adjusted EBITDA and similar non-GAAP measures as supplemental measures to evaluate the overall operating performance of companies; and by comparing our adjusted EBITDA in different historical periods, investors can evaluate our operating results without the additional variations of depreciation and amortization expense, goodwill impairment and stock-based compensation expense.

Our management uses adjusted EBITDA: as a measure of operating performance, because it does not include the impact of items that we do not consider indicative of our core operating performance; for planning purposes, including the preparation of our annual operating budget; to allocate resources to enhance the financial performance of the business; to evaluate the effectiveness of our business strategies; and in communications with the board of directors and investors concerning our financial performance.

Adjusted Cash From Operations
We define adjusted cash from operations as cash flows from operating activities plus proceeds from Federal ESPC projects. Cash received in payment of Federal ESPC projects is treated as a financing cash flow under GAAP due to the unusual financing structure for these projects. These cash flows, however, correspond to the revenue generated by these projects. Thus we believe that adjusting operating cash flow to include the cash generated by our Federal ESPC projects provides investors with a useful measure for evaluating the cash generating ability of our core operating business. Our management uses adjusted cash from operations as a measure of liquidity because it captures all sources of cash associated with our revenue generated by operations.